Exhibit A5VII

News Release

Contact:
Robert L. Johnson, President & CEO	Curt Kollar, CFO
706-645-1391	706-645-3237
bjohnson@charterbank.net	ckollar@charterbank.net

Charter Financial Corporation Announces Final Results of

Its Modified Dutch Auction Tender Offer

West Point, Georgia – January 4, 2007 – Charter Financial Corporation (NASDAQ: CHFN) today announced the final results of its modified Dutch Auction tender offer, which expired at 5:00 p.m., New York City time, on January 3, 2007. Charter Financial will purchase 505,342 shares of its common stock at a purchase price of $52.00 per share, or a total cost of approximately $26,277,784. Based on the final count by American Stock Transfer & Trust Company, the depositary for the tender offer, 505,342 shares of common stock were validly tendered and not withdrawn at prices between $43.00 and $52.00 per share (including shares tendered by holders that indicated in their Letter of Transmittal that such holders were willing to accept the price determined in the tender offer).

Payment for shares validly tendered and accepted for purchase, [and the return of all other shares but not accepted for payment], will be made promptly by the depositary.

Charter Financial sold one million shares of Freddie Mac common stock which resulted in proceeds of $68,517,537 and a pretax gain of $67,396,716. The after tax gain on the sale of Freddie Mac stock is approximately $41,327,666. These funds will be used to fund the tender offer and pay taxes on the gain on the sale of the Freddie Mac stock.

As of January 3, 2007, Charter Financial had 19,464,690 shares of common stock outstanding. As a result of the completion of the tender offer, Charter Financial expects to have approximately 18,959,348 shares of common stock outstanding as of the time immediately following payment for the tendered shares.

Any questions with regard to the tender offer may be directed to Ryan Beck & Co., the Dealer Manager and Information Agent for the tender offer, toll free at 1-866-211-8719.

As of January 3, 2007, there were 296 holders of record of Charter Financial’s common stock. As disclosed in the tender offer materials, Charter Financial intends to apply to the Securities and Exchange Commission to deregister its shares of common stock under the Securities Exchange Act of 1934. Following such deregistration, Charter Financial anticipates that its shares of common stock will no longer be quoted on the Nasdaq Global Market and will be quoted on the “Over-The-Counter Bulletin Board.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation owns 3.4 million shares of Freddie Mac common stock with a market value of $231.0 million at December 31, 2006. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

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Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. The Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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